Exhibit 10.1

1

ASSIGNMENT AGREEMENT
(Corcoran Canyon)

This assignment agreement is dated for reference February 18, 2004,
BETWEEN:
Corcoran Canyon Mining Corp. , a Nevada corporation with its principal executive office located at 1325 Airmotive Way, Suite 325, Reno, Nevada, 89502

(" Corcoran Canyon ")
AND:
Golden Spike Mining , a Nevada corporation with its principal executive office located at 27 Sidewinder Loop, Clancy, Montana, 59634

(" Golden Spike ");

Whereas:

1.    Golden Spike and the Owner entered into an option agreement February 28, 2003 in which the Owner granted Golden Spike an exclusive option to purchase a 100% interest in 41 mineral claims situated in Nye County, Nevada attached to this agreement as Schedule "A".

2.    Pursuant to section 5.1 of the Option Agreement, Golden Spike wishes to assign, and Corcoran Canyon wishes to acquire, all of Golden Spike’s rights and obligations under the Option Agreement pursuant to the terms and conditions contained in this agreement.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree that:

INTERPRETATION

3.    The definitions in the recitals are part of this agreement.

4.    In this agreement:

     1."Additional Claims" mean the additional 89 contiguous mineral claims as listed in Schedule "B" of this agreement that have been staked by Golden Spike Mining and that will be transferred to and registered in the name of Corcoran Canyon in accordance with the terms of this agreement.

    2. "Claim" means any claim, action or cause of action, proceeding, assessment, loss, judgment, amount paid in settlement of actions or claims, liability (whether accrued, actual, contingent or otherwise), costs, deficiency, damage, expense (including, but not limited to, legal fees and disbursements on a solicitor and own client basis) and demand whatsoever (including any liabilities arising from the termination of any employee, or liabilities, claims and demands for taxes or fees) in connection with any litigation, investigation, arbitration, hearing or other proceeding of any kind and nature (collectively, referred to as "Claims" and, individually, as a "Claim").

    3. "Closing" means the day on which all payments are made for the assignment fee of the Option Agreement and the Option Agreement is assigned to Corcoran Canyon.

    4."Consent Letter" means the letter dated February 16, 2004 from the Owner consenting to the assignment of the Option Agreement.

    5."Effective Date" means February 18, 2004.

    6."Option Agreement" collectively means the option agreement dated February 28, 2003 between the Owner and Golden Spike and the amendment to option agreement dated August 1, 2003 between the Owner and Golden Spike attached to this agreement as Schedule "A".

2

    7."Owner" means Brancote U.S. Inc.

    8."Property" means the 41 mineral claims listed in Schedule "C" of this agreement as optioned under the Option Agreement.

    9."Transfer Documents" mean all the documents required to transfer and register the Additional Claims in the name of Corcoran Canyon.

TERMS AND CONDITIONS OF ASSIGNMENT AND TRANSFER

Assignment of Option Agreement

5.  Golden Spike irrevocably assigns, grants, transfers and quit claims to and in favor of Corcoran Canyon, as and from the Effective Date, the following:

    1. all of Golden Spike’s right, title and interest in and to the Option Agreement;

    2. all of Golden Spike’s obligations under the Option Agreement; and

    3. any other benefits and advantages to be derived by Golden Spike from the Option Agreement.

6.  In accordance with section 5.1 of the Option Agreement, Corcoran Canyon agrees to be bound by the terms and conditions of both the Option Agreement and the Escrow Documents and Corcoran Canyon covenants to perform all of the obligations of Golden Spike to be performed under the Option Agreement with respect to the interest to be acquired by Corcoran Canyon.

Assignment Fee

7.  Corcoran Canyon and Golden Spike agree that the fee for the assignment of the Option Agreement is US$43,596.

Payment of Assignment Fee

8.  On or before Closing, Corcoran Canyon will deliver a solicitor’s trust cheque in the amount of US$43,596 payable to Golden Spike or to any other party at the direction of Golden Spike.

Transfer of Additional Claims

9.  Golden Spike irrevocably assigns, grants, transfers and quit claims to and in favor of Corcoran Canyon, as and from the Effective Date, all of Golden Spike’s right, title and interest in and to the Additional Claims. Golden Spike consents to the registration of the Additional Claims in the name of Corcoran Canyon and will assist Corcoran Canyon by any means required in transferring and registering the Additional Claims.

10.  Corcoran Canyon agrees to pay for all costs and filing fees required for the transfer and registration of the Additional Claims in the name of Corcoran Canyon.

Closing

11.  On or before Closing, Corcoran Canyon will deliver the following:

    1. certified copy of the resolutions of the board of directors of Corcoran Canyon approving the assignment of the Option Agreement and authorizing the signing of this agreement; and

    2. a solicitor’s trust cheque in the amount of US$43,596 for payment of the assignment fee.

3

12.   On or before Closing, Golden Spike will deliver the following:

    1.  the fully completed and signed Transfer Documents;

    2. the signed Consent Letter;

    3. certified copy of the resolutions of the board of directors of Golden Spike approving the assignment of the Option Agreement, approving the transfer of the Additional Claims, and authorizing the signing of this agreement; and

    4. all accounting records, property reports, maps, drill test results, assay results, technical data and other relevant documents and information compiled by or in the possession of Golden Spike with respect to the Property and Additional Claims.

REPRESENTATIONS AND WARRANTIES

Corcoran Canyon

13.  Corcoran Canyon represents and warrants that:

    1. It is a corporation formed and in good standing under the laws of Nevada.

    2. It has the legal capacity and authority to make and perform this agreement and has good right, full power and absolute authority to accept the assignment of Golden Spike’s interest in the Option Agreement.

    3.The signing of this agreement and the performance of its terms have been duly authorized by all necessary corporate actions of Corcoran Canyon, including the resolution of the board of directors of Corcoran Canyon.

14.  The representations and warranties contained in Section 11 are provided for the exclusive benefit of Golden Spike, and a breach of any one or more thereof may be waived by Golden Spike, in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 11 will survive the signing of this agreement.

Golden Spike

15.  Golden Spike represents and warrants that:

    1. It is a corporation formed and in good standing under the laws of Nevada.

    2. It has the legal capacity and authority to make and perform this agreement and has good right, full power and absolute authority to grant the assignment of its interest in the Option Agreement.

    3. The signing of this agreement and the performance of its terms have been duly authorized by all necessary corporate actions of Golden Spike, including the resolution of the board of directors of Golden Spike.

    4. Golden Spike has the full right, title and interest in the Option Agreement free of any claim or potential claim by any person. No person has any right to acquire any interest in the Option Agreement, with the exception of Corcoran Canyon in accordance with the terms and conditions of this agreement.

    5. Golden Spike is in full compliance with all terms and conditions of the Option Agreement as of Closing, including all option payments and annual fees , with the exception of the 2003 county fees, which were not paid by the due date, but have been subsequently paid in full . Neither Golden Spike nor the Owner is in default under the Option Agreement. As of Closing, no amendments have been made to the Option Agreement.

4

    6. The Property as listed in Schedule "B" of this agreement represents all the mineral claims that are being optioned under the Option Agreement.

    7. To the best of Golden Spike’s knowledge, the Owner owns the Property free of any claim or potential claim by any person, with the exception of the right, title and interest in the Property granted to Golden Spike pursuant to the Option Agreement, and the Owner has the authority to option Property as described in the Option Agreement.

    8. Golden Spike owns the Additional Claims free of any claim or potential claim by any person, with the exception of the right, title and interest in the Additional Claims granted to Corcoran Canyon pursuant to this agreement, and Golden Spike has the authority to transfer the Additional Claims as described in this agreement.

    9. The mineral claims and rights comprising the Property and the Additional Claims have been duly and validly located and recorded and will be in good standing on Closing.

    10. To the best of Golden Spike’s knowledge, there are no environmental damages or claims that have been made or threatened against the Property, the Additional Claims, or the property that it is situated on or connected to. Golden Spike has at all times conducted, held and used, and are continuing to conduct, hold and use its affairs, business, assets and properties, including the Property and the Additional Claims in accordance with, and not in violation of or non-compliance with any and all applicable environmental laws or any permits, and there is no past or present fact, condition or circumstance relating to the Property or the Additional Claims or, as related to or connected with the business, Golden Spike, or to the business that would result in any liability or potential liability under any environmental law.

    11. There is no adverse claim or challenge against or to the ownership of or title to the Property or the Additional Claims, nor to the knowledge of Golden Spike is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or the Additional Claims or any portion thereof, with the exception of this agreement and the Option Agreement, and no person has any royalty or other interest whatsoever in the development and use of the Property, with the exception of the Owner in accordance with the Option Agreement.

    12. There are no Claims, whether or not purportedly on behalf of Golden Spike, pending, or to the knowledge of Golden Spike, threatened with respect to or in any manner affecting the Property or the Additional Claims, and there are no outstanding judgements, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting, the Property or the Additional Claims.

    13. Golden Spike has been validly issued all permits for which any governmental body deems necessary or for which Golden Spike requires by law for the ownership or use of the Property and the Additional Claims or to conduct its business on the Property and the Additional Claims. Golden Spike is in full compliance with and entitled to all of the benefits under the permits. All permits are in full force and effect. Neither any past or present fact, condition or circumstance that has occurred nor the signing and delivery of this agreement and its performance will create any right to terminate, cancel, modify, amend, revoke or expire any such permit.

16.  The representations and warranties contained in Section 13 are provided for the exclusive benefit of Corcoran Canyon and Wilson, and a breach of any one or more thereof may be waived by Corcoran Canyon or Wilson, in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 13 will survive the signing of this agreement.

CONFIDENTIAL INFORMATION

17.  Except as otherwise set out in this section, all parties will treat all data, reports, records and other information of any nature whatsoever relating to this agreement, the Option Agreement, the Property and the Additional Claims as confidential. The information that results from all exploration and development on the Property and the Additional Claims is the exclusive property of the parties and none of the parties may use such information for any purpose without the written consent of the other parties. Any party may disclose information regarding the property or the exploration and development if such disclosure is required by law or by the rules or policies of any regulatory authority having jurisdiction over the affairs of the parties. In addition any party may disclose information regarding the property to a third party for the purpose of the third party acquiring any part of that party’s interest hereunder provided that such third party will have signed a confidentiality agreement.

5

INDEMNIFICATION AND RIGHT OF SET-OFF

Indemnification

18.  Golden Spike covenants and agrees to indemnify and save harmless Corcoran Canyon from and against all Claims, imposed on or incurred by or asserted against Corcoran Canyon in connection with or in any way related to, accruing from, resulting from, or arising out of:

    1. any misrepresentation, breach of warranty or nonfulfillment of any covenant on part of Golden Spike under this agreement or any other agreement, certificate or other instrument furnished or to be furnished to Corcoran Canyon hereunder;

    2. any Claim related to the Property or the Additional Claims that existed prior to or on Closing;

    3. any loss suffered by Corcoran Canyon after the completion of the assignment of the Option Agreement arising out of any liabilities relating to the Property, the Additional Claims or otherwise prior to or on Closing; and

    4. all claims, demands, costs and expenses (including, without limitation, interest, penalties and reasonable legal fees, disbursements and charges on a solicitor and his own client basis) in respect of the foregoing.

19.  Corcoran Canyon covenants and agrees to indemnify and save harmless Golden Spike from and against all Claims, imposed on or incurred by or asserted against Golden Spike in connection with or in any way related to, accruing from, resulting from, or arising out of:

    1. any misrepresentation, breach of warranty or nonfulfillment of any covenant on part of Corcoran Canyon under this agreement or any other agreement, certificate or other instrument furnished or to be furnished to Golden Spike hereunder;

    2. any Claim related to the Property or the Additional Claims that comes into existence after Closing; and

    3. all claims, demands, costs and expenses (including, without limitation, interest, penalties and reasonable legal fees, disbursements and charges on a solicitor and his own client basis) in respect of the foregoing.

20.  If any Claim is brought against an indemnified party in respect of which this indemnification may apply, the indemnified party will notify the indemnifier in writing, and the indemnifier will assume the defence thereof, including the retaining of counsel and the payment of all expenses. In addition, the indemnified party will have the right to retain separate counsel for any such Claim and participate in the defence thereof, and the fees and expenses of such separate counsel will also be at the expense of the indemnifier. Any failure by the indemnified party to notify the indemnifier will not relieve the indemnifier from its obligations hereunder, except to the extent that such failure will have actually prejudiced the defence of such Claim.

21.  The indemnifier agrees not to settle or compromise or consent to the entry of any judgement in any Claim without first obtaining the written consent of all indemnified parties, which consent will not be unreasonably withheld. Such a settlement, compromise or consent will include an unconditional release of the indemnifier and each of the indemnified parties from all liability arising out of such Claim.

6

22.  The indemnity and contribution obligations of the indemnifier will be in addition to and not in substitution for any liability which the indemnifier or any other person may otherwise have (whether arising under contract or at law or otherwise), will extend upon the same terms and conditions to all indemnified parties and will be binding upon and enure to the benefit of the respective successors, assigns, heirs and personal representatives of each of the indemnifier and the indemnified parties.

Set-Off

23.  Golden Spike grants to Corcoran Canyon a right of set-off for any payments, costs or expenses incurred by Corcoran Canyon in defending or settling any Claims that Corcoran Canyon is indemnified by Golden Spike pursuant to this indemnification. Corcoran Canyon is authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any such payments, costs or expenses against any amounts due to Golden Spike.

OTHER PROVISIONS

Independent Legal Advice

24.  Golden Spike acknowledges that this agreement was prepared for Corcoran Canyon by R. H. Daignault Law Corporation and that it may contain terms and conditions onerous to them. Golden Spike expressly acknowledges that Corcoran Canyon has given it adequate time to review this agreement and to seek and obtain independent legal advice, and Golden Spike represents to Corcoran Canyon that it has in fact sought and obtained independent legal advice and is satisfied with all the terms and conditions of this agreement.

Material Facts

25.  Golden Spike has made or caused to made due inquiry with respect to each covenant, agreement, obligation, representation and warranty contained in this agreement, the Schedules and any certificates or other documents referred to in this agreement or furnished to Corcoran Canyon pursuant to this agreement, and none of the aforesaid covenants, agreements, obligations, representations, warranties, Schedules, certificates or documents contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

Time

26.  Time is of the essence of this agreement.

Governing Law

27.  This agreement and the rights and obligations and relations of the parties will be governed by and construed in accordance with the laws of the State of Nevada. The parties agree that the state courts of Nevada will have jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement or the Option Agreement, and the parties agree to attorn to the jurisdiction of such courts.

Notice

28.  Any notice that must be given or delivered under this agreement must be in writing and delivered by hand to the party’s address set out on page 1 or transmitted by fax and is deemed to have been received when it is delivered by hand or transmitted by fax unless the delivery or transmission is made after 4:00 p.m. or on a non-business day where it is received, in which case it is deemed to have been delivered or transmitted on the next business day. Any payments of money must be delivered by hand or wired as instructed in writing by the receiving party. Any delivery other than a written notice or money must be made by hand at the receiving party’s address.

7

Amendments

29.  Any amendment of this agreement must be in writing and signed by the parties.

Enurement

30.  This agreement enures to the benefit of and binds the parties and their respective successors, heirs and permitted assignees.

Priority

31.  If there are any inconsistencies between this agreement and the Option Agreement, this agreement will govern.

Waiver of Rights

32.  No failure or delay of Corcoran Canyon in exercising any right under this agreement operates as a waiver of the right. Corcoran Canyon’s rights under this agreement are cumulative and do not preclude Corcoran Canyon from relying on or enforcing any legal or equitable right or remedy.

Severability

33.  If any provision of this agreement is illegal or unenforceable under any law, then it is severed and the remaining provisions remain legal and enforceable.

Counterparts

34.  This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES' signatures below are evidence of their agreement.

Corcoran Canyon Mining Corp. /s/ Peter M. Kuhn Authorized signatory February 18, 2004	Golden Spike Mining /s/ Peter M. Kuhn Authorized signatory February 18, 2004

8

Schedule "A"

Schedule "A" to the Assignment Agreement between
Corcoran Canyon Mining Corp. and Golden Spike Mining
dated for reference the 18 th day of February, 2004

(number of pages including this one: 22)

Option Agreement

  See attached.

9

OPTION AGREEMENT
CORCORAN CANYON PROPERTY, NYE COUNTY, NEVADA

THIS AGREEMENT is dated and made effective the 28 th day of February, 2003

BETWEEN:
BRANCOTE U.S. INC. , a corporation incorporated under the laws of Nevada and having a registered office at One East Liberty, Suite 614, P.O. Box 40817, Reno, Nevada, 89504 USA (hereinafter referred to as "BUS")

AND:

GOLDEN SPIKE MINING, a company incorporated under the laws of Nevada, and having a head office at 27 Sidewinder Loop, Clancy, MT, 59634 USA (hereinafter referred to as " Golden Spike ")

WHEREAS:

(a)    BUS is the registered and beneficial owner of a 100% ownership interest in 41 mining claims located in Nye County, Nevada as more particularly described in Schedule "A" attached hereto (collectively, the "Property"); and

(b)    BUS has agreed to grant Golden Spike working rights in and to the Property, and an exclusive option to purchase a 100% interest in and to the Property, subject to the mineral production royalty described herein and upon and subject to the terms and conditions hereafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSES in consideration of the premises and of the mutual covenants and promises herein contain, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

  INTERPRETATION

Definitions:    In this Agreement,

(a)  " Agreement" means this agreement, including all Schedules hereto and all instruments supplemental hereto or in amendment or confirmation hereof;

(b)" BLM " means the Bureau of Land Management, Nevada, an agency of the United States Department of the Interior, and includes any successors thereof;

(c)" Claims " shall have the meaning ascribed thereto in Section  4.1(h) ;

(d)" Commercial Production" means the operation of the Property or any part thereof as a mine but does not include removal of rock material from the property for the purpose of testing or milling by a pilot plant;

(e)" Effective Date " means February 28, 2003;

(f)" Encumbrances" means all mortgages, charges, assignments, pledges, security interests, liens, claims and other encumbrances of every nature and kind and also any notices, charges or actions concerning any applicable environmental laws or regulations but does not include any obligations which may currently affect BUS but do not enure to BUS’ successors or assigns as it pertains to the Property;

10

(g)" Exploration Expenditures " means expenditures in respect of Exploration and Development Operations on the Property, and for greater certainty,   does not include general and administrative costs incurred by Golden Spike related to the Property and this Agreement;

(h)" Exploration and Development Operations " means every kind of work done on or in respect of the Property or the mineral products thereon or produced therefrom by or under the direction of Golden Spike including, without limitation, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, mining, tunnelling, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, stockpiling and milling, cleanup and reclamation including the right to remove reasonable quantities of minerals, ores and metals and transporting same for the purposes of sampling, metallurgical testing, and assaying, and in doing all other work, and in supplying food, lodging, transportation and other reasonable needs of such workers; in paying assessments, premiums or contributions for business and operational insurance, workmen's compensation insurance, unemployment insurance or other pay allowances or benefits customarily paid in the district to such workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing, in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting detaching and removing the same or any of them; in the management of any work which may be done on the Property or in any other respect necessary in the opinion of Golden Spike for the due carrying out of the foregoing prospecting, exploration, development, mining, milling and reclamation work;

(i) "Facilities" means all mines and plants, including, without limitation, all pits, shafts, haulage ways and other underground or surface workings and all buildings, plants and other structures, fixtures and improvements and all other property, whether fixed or moveable, as the same may exist at any time on the Property provided however, that temporary improvements, structures and fixtures shall remain as chattels;

(j) " Initial Payment " shall have the meaning ascribed thereto in Section 3.2.1(a);

(k) " Intervening Event " shall have the meaning ascribed thereto in Section  7.1 ;

(l) " Notice " shall have the meaning ascribed thereto in Section  8.1 ;

(m) " NSR" or " Net Smelter Returns Royalty " or " Royalty " means the net proceeds from the sale of Product from mining operations conducted on the Property, payable to BUS upon the commencement of Commercial Production, more particularly described and calculated in accordance with Section 3.5 herein and Schedule "B" hereto;

(n) " Option " means the option, held by Golden Spike, to purchase 100% of BUS’ right, title and interest in and to the Property as provided for in Section 3;

(o)" Ore " means any material containing mineral or minerals of commercial economic value situated on or within or mined from the Property;

(p)" Pilot Plant " means a processing facility or facilities, onsite or offsite;

11

  (q)" Product " means Ore mined from the Property and any concentrates or other materials or products derived therefrom, provided, however, that if any such Ore, concentrates or other materials or products are further treated as part of the Commercial Production in respect of the Property, such Ore, concentrates or other materials or products shall not be considered to be "Product" until after they have been so treated;
  (r)" Property " means the mineral claim(s), lease(s) or interest(s) more particularly described in Schedule "A" hereto, and shall include any renewal of such claims and any other form of successor or substitute title therefore but shall exclude any mineral properties, claims or interests transferred or abandoned in accordance with this Agreement; and
  (s)" Working Rights " means the rights of Golden Spike elaborated in Section 3.1.
  REPRESENTATIONS AND WARRANTIES
  2.1  Representations and Warranties of BUS: BUS represents and warrants to Golden Spike that, as of the Effective Date:

      (a)  it is a body corporate duly incorporated or continued, organized and validly subsisting under the laws of Nevada;

      (b)  it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated  by this Agreement;

   (c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of, or accelerate the performance required by any agreement to which it is a party;
  (d)  all approvals, consents or authorities which are required in order for BUS to fulfil its obligations under this Agreement have been obtained;
  (e)  BUS is the recorded and beneficial owner of a 100% interest in and to the Property subject to the paramount title of the United States;
  (f)  the Property is free and clear of Encumbrances created by, through or under BUS, or of which BUS is aware, except as set out in Schedule "C";
  (g)  to the best of BUS’ knowledge, no actions, suits, claims, proceedings, litigation or investigations have been commenced or have been threatened against BUS in respect of the Property which are outstanding as at the Effective Date and there is, to the best of its knowledge, no adverse claim or challenge which has been made against or to the ownership of or title to any of the mineral claims comprising the Property which is outstanding as at the Effective Date;
  (h)  other than this Agreement or as set out in Schedule "C", there are no outstanding agreements, leases, options to acquire or purchase BUS’ interest in the Property or any portion thereof which have not been terminated or otherwise discontinued as at the Effective Date;
  (i)  the Property is accurately described in Schedule "A" including all claims and lease maintenance fees, rents, taxes and statutory fees required to keep the Property in good standing as at the Effective Date;

12

  (j)  to the best of BUS’ knowledge the mineral claims, leases and interests or any portion thereof which comprise the Property are valid and subsisting mineral claims, leases and interests and all claim and lease maintenance fees and taxes have been paid thereon such that the Property will be in good standing with regard thereto as at the Effective Date and for a period of 3 months thereafter; and
  (k)  no proceedings are pending for, nor is there any basis for, the institution of any proceedings leading to the placing of BUS in bankruptcy.
BUS makes no representation or warranty that it has made a discovery on any of the claims comprising the Property.
  2.2  Representations and Warranties of Golden Spike: Golden Spike represents and warrants to BUS that:

  (a)  it is a body corporate duly incorporated or continued, organized, properly capitalized and validly subsisting under the laws of Nevada;

  (b)  it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by the Agreement;

  (c)  neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of, or accelerate the performance required by any agreement to which it is a party; and

  (d)  no proceedings are pending for, and Golden Spike is unaware of any basis for, the institution of any proceedings leading to the placing of Golden Spike in bankruptcy.

  2.3  Survival of Representations and Warranties: The representations and warranties of BUS and Golden Spike contained in this Agreement are given as of the Effective Date and survive the execution of this Agreement . Each party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.
  GRANT OF WORKING RIGHTS AND OPTION TO ACQUIRE A 100% OWNERSHIP INTEREST

  3.1  Grant of Working Rights: Upon payment of the Initial Payment (as defined herein), BUS hereby grants to Golden Spike Working Rights in and  to the Property as listed in this Section 3.1, subject to the terms of this Agreement. Under this Agreement, Golden Spike and its employees and agents and any person duly authorized by Golden Spike shall have the right to:

      (a)  enter upon the Property;

      (b)  have possession thereof for the purposes of Exploration and Development Operations;

      (c)  conduct such Exploration and Development Operations thereon and thereunder as Golden Spike in its discretion may determine and to use the surface of the Property for all purposes ancillary to thereto, as Golden Spike in its discretion may determine including, but not limited to, the right to dump, stockpile ore and waste materials, as deemed necessary or convenient by Golden Spike, for Exploration and Development Operations conducted on the Property or upon other property owned, leased, or otherwise controlled by Golden Spike;

13

  (d)  bring upon and erect upon the Property such Facilities as Golden Spike may consider appropriate and advisable; and,

  (e)  remove from the Property and sell or otherwise dispose of reasonable quantities of any mineral products derived therefrom, for the purpose of obtaining assays or making other tests.

  3.2  Payments and Exploration Expenditures :

  3.2.1  In order to maintain the Working Rights and Option in good standing and to earn the right to purchase a 100% interest in the Property hereinafter  provided for, Golden Spike shall be required to complete all of the following:
      (a)  make a payment to BUS totalling $2,000 USD on execution of the letter of agreement previously signed between Landore Resources Inc. and Golden Spike dated December 4, 2002 (the "Initial Payment");
      (b)  reimburse BUS for all land related costs incurred since August 31, 2002 on the Property as detailed on Schedule "A" hereto and supported by receipts supplied by BUS to Golden Spike;
      (c)  subject to section 3.2.3, incur Exploration Expenditures of at least $50,000USD in each of the next three years, the first year commencing on the Effective Date of this Agreement; and
      (d)  at least 60 days in advance of any statutory or regulatory deadline, complete any required assessment work, and pay all claim and lease maintenance fees, rents, taxes and statutory fees relating to the Property which have not already been paid or completed by BUS to keep the Property in good standing until at least the third anniversary of the Effective Date. In this regard, Golden Spike shall be required to provide confirmation of all payments, fees, taxes or work completed or made for receipt by BUS at least 30 days in advance of the due date of same.
3.2.2    Voluntary Exploration Expenditures . The Exploration Expenditures and payments required by section 3.2.1, except for the Initial Payment, are optional and Golden Spike shall not be obliged to make or incur them except to the extent that Golden Spike wishes to maintain the Working Rights and Option in good standing as provided for in Section  3.1 .

3.2.3    No Production Prior to Exercise of Option . For further clarification of section 3.2.1.(c) above, the parties confirm that only Exploration Expenditures will be incurred on the Property while the Option is maintained by Golden Spike. No mining activities, except limited test mining, may be undertaken, incurred or directed on the Property by Golden Spike until and unless the Option has been exercised as set out in Section  3.3 herein.
  3.3  Option to Acquire: On the third anniversary of the Effective Date and upon making the payments and completing/maintaining all matters described in Section 3.2.1 of this Agreement, Golden Spike shall have the Option to purchase a 100% interest in the Property from BUS, subject to the NSR described in Section 3.4 herein. The purchase price for acquisition of a 100% interest in the Property shall be $200,000 USD, which amount shall be in addition to the payments due and payable under Section 3.2.1 to maintain the Working Rights.
  3.4  Registration of Title : Upon exercise of the Option, Golden Spike, and BUS agree that that registered title to the Property will be transferred to Golden Spike, and the parties agree to do all such things necessary to ensure that such registration is effected. To accomplish such registration and transfer of title, Golden Spike shall pay all recording fees and BLM notice of transfer fees following exercise of the Option.

14

  3.5  Granting of 2% NSR Concurrent with the exercise of the Option and the acquisition of a 100% interest in the Property by Golden Spike, Golden Spike shall be deemed to have granted BUS or its successors and assigns a 2% NSR on the Property as more particularly described in Schedule "B" hereto.
  3.6  Repurchase of 1% NSR At any time after the granting of the 2% NSR described in Section 3.3 above and during the term of this Agreement, Golden Spike shall be entitled, at its sole option, to purchase 1% of the NSR owned by BUS for $1,000,000 USD, adjusted annually for inflation according to the United States Consumer Price Index. Payment of the $1,000,000 USD, as adjusted, shall be made to BUS by cheque, bank draft, wire transfer or such other means as are acceptable to BUS and Golden Spike. Upon receipt of the $1,000,000 USD, as adjusted, Golden Spike, BUS shall do all things and shall sign all agreements necessary to reflect the reduction in BUS’ NSR to 1%.
  4.   COMMITMENTS
  4.1  Commitments by Golden Spike: During the currency of this Agreement, Golden Spike shall:

      (a)   keep the Property free and clear of all liens, charges and Encumbrances arising from any Exploration and Development Operations (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by Golden Spike) and shall proceed with all diligence to contest and discharge any such lien that is filed and shall keep the Property in good standing by doing the filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

      (b)  maintain the title of the Property including the mining claims which comprise the Property in good standing by performing any and all annual assessment work, paying all fees, taxes and statutory payments required (including, but not limited to all United States federal annual mining claim maintenance fees), completing all statutory filing requirements, and by the doing of all other acts and things which may be necessary so as to maintain the validity and ownership of the mining claims comprising the Property in that regard;

      (c)  not breach or fail to fulfil, perform or observe the terms and conditions of or pertaining to the mineral claims and mining leases which comprise the Property;

      (d)  deliver to BUS informal quarterly updates of all activities conducted on the Property within thirty (30) days of each calendar quarter end;

      (e)  deliver, in a timely manner, to BUS copies of any and all applications for governmental approvals, consents, licenses or permits for its activities on the Property;

      (f)  deliver to BUS detailed digital reports of all Exploration and Development Operations and activities conducted on the Property within sixty (60) days of each anniversary of the Effective Date of this Agreement or such other date agreed to by Golden Spike and BUS if required for compliance with BUS’ continuous disclosure obligations;

      (g)  conduct all Exploration and Development Operations in a careful and workman-like manner in accordance with good mining and mineral exploration practice and, without limiting the generality of the foregoing, keep the site of any drilling and camp areas free from accumulation of waste materials, rubbish or garbage, and in compliance with all applicable laws, rules, orders and regulations;

      (h)  defend, indemnify and save BUS harmless in respect of any and all costs, claims, liabilities, debts, demands, suits, actions, causes of actions and expenses (collectively, the "Claims") whatsoever which may be brought or made against either BUS by any person, firm, or corporation and all Claims which may be suffered or incurred by BUS arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property or approaches thereto by Golden Spike or its servants or agents including, without limitation, bodily injuries or death at any time resulting therefrom or damage to property;

15

      (i)  prior to commencement of and during any period in which active work is carried out on the Property, provide proof to BUS that Golden Spike maintains insurance as is customary with good mining and mineral exploration practice, including, but not limited to:

          (i) statutory insurance required by all applicable laws of the State of Nevada, including worker’s compensation insurance as applicable;

          (ii) adequate and appropriate insurance in respect of Golden Spike’s own activities on the Property in the form of a comprehensive general commercial liability insurance policy having limits of not less than $1,000,000 per occurrence and which names BUS as an additional or named insured on the policy. In the event that such insurance is to be terminated or materially altered, Golden Spike shall provide BUS with thirty (30) days’ advance notice of same, or, if such advance notice is not possible, with notice as soon as possible;

          (iii) require any major contractor engaged by Golden Spike to obtain and maintain adequate and appropriate insurance in respect of the contractor’s activities on the Property; and

      (j)   permit BUS’ representatives, at their own risk, to enter upon and examine the Property, operations thereon and records related thereto from time to time during normal operating hours and by arrangement with Golden Spike. In this regard, BUS shall indemnify Golden Spike against and save it harmless from all costs, claims, liabilities and expenses that BUS may incur or suffer as a result of any injury (including injury causing death) to BUS while on the Property, provided, however, that BUS will not be indemnified nor held harmless for any costs, claims, liabilities or expenses resulting from Golden Spike’s negligence or wilful misconduct.
  TRANSFERS

  5.1  Sale, Lease, Option or Assignment or the Property by the Parties: The parties shall not, during the term of this Agreement, sell, lease, option, assign, or transfer any of their respective working rights, or interests in the Property without prior notice to and consent of the other party, such consent not to be unreasonably withheld. In the event that Golden Spike or Senator Minerals Inc. wishes to assign its right, title and interest in this Agreement to another publicly traded company, BUS may consider the financial, operational and technical experience of the proposed assignee as well as the proposed assignee’s regulatory, legal and litigation history prior to granting its consent to the assignment. Notice to the other party shall be in accordance with Section 8 herein. Notwithstanding the foregoing, no consent is required for:

      (a)   a party to sell, lease, option, assign or transfer any of their respective working rights, interests or NSR in the Property to an affiliated company (as such term is defined in the Securities Act (Ontario) from time to time) if advance notice is provided to the other Party, unless and until the control of such affiliated entity subsequently changes; or

      (b)  the assignment of the NSR by BUS; or

              (c)  the assignment of Golden Spike of its right, title and interest in this Agreement to Senator Minerals Inc.

16

6.  TERMINATION

6.1 Termination Upon the Occurrence of Certain Events: This Agreement will terminate:

(a) subject to the more particular requirements of section 6.3 , if Golden Spike fails or neglects to perform any of its obligations described in this Agreement; or

(b) immediately, without notice given by BUS to Golden Spike, if Golden Spike becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the applicable bankruptcy legislation, or any comparable law, seeks protection or relief under any creditors’ legislation or under any bankruptcy, insolvency or analogous law, is adjusted bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian or other person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditor’s rights or consents to, or acquiesces in, the filing of such a petition or if the interest of Golden Spike in the Property or this Agreement is seized or attached in any way for the payment of any judgement or court order.

6.2 Termination by Golden Spike: Golden Spike may terminate this Agreement at any time prior to exercise of the Option, so long as it is not in default of any of its obligations under this Agreement, by giving notice to that effect to BUS at the address provided herein and, on receipt of such notice by BUS this Agreement shall be of no further force or effect and Golden Spike shall have no interest in the Property and shall have no further obligations hereunder save and except for those obligations which have accrued hereunder, including but not limited to any reclamation obligations.

6.3 Termination by BUS: If Golden Spike is in default of this Agreement by any requirement other than failing to complete an obligation by the deadlines set forth in Section 3.2.1, BUS may terminate this Agreement but only if:

(a) it shall have first given to Golden Spike written notice of default containing particulars of the requirement which Golden Spike has not performed; and,

(b) Golden Spike , within 30 days following delivery of such notice of default, has failed to take all reasonable steps to cure the default by the appropriate performance. Upon such failure BUS shall be entitled to seek any remedy it may have on account of such default.

6.4 Obligations of Golden Spike Upon Termination: If this Agreement is terminated for any reason prior to the exercise of the Option, Golden Spike shall:

(a) immediately deliver to BUS, at no cost, copies of all reports, maps, plans, photographs and drill logs of Golden Spike’s relating to the Property, and other factual technical data compiled by and in the possession of Golden Spike with respect to the Property and not previously furnished to BUS;

(b) within a period of 240 days of termination, remove from the Property all machinery, structures, buildings, facilities, equipment, tools, appliances and supplies erected, installed or brought upon the Property by or on behalf of Golden Spike, and any such property not removed within such 240 day period shall thereafter become the property of BUS;

17

(c) leave the Property and the mineral claims and mining lease which comprise the Property;

(i) in good standing for a period of at least 3 months from the date of termination,

(ii) free and clear of all liens, charges and Encumbrances arising from any Exploration and Development Operations (except for taxes not yet due, other inchoate liens and liens contested in good faith by Golden Spike), provided that Golden Spike shall pay the cost of any such liens once determination of liability has been made,

(d) only as it pertains to work completed under the direction of or by Golden Spike on the Property, to:

(i) fulfil all reclamation obligations required by the State of Nevada or United States federal legislation and/or regulation applicable thereto arising from any Exploration and Development Operations; and,

(ii) leave the Property and the mineral claims and mining lease which comprise the Property in a clean, orderly, safe and environmentally acceptable condition and in accordance with all applicable environmental, pollution control and reclamation laws, regulations and permits;

(e) within a period of 14 days of termination, deliver to BUS an acknowledgement of abandonment under this Agreement; and

(f) remain liable for any liabilities accrued hereunder.

7. FORCE MAJEURE, LIABILITIES

7.1 Events: No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, explosion, acts of war, strikes, lockouts, labour shortages, or other industrial disturbances; laws, rules and regulations or orders of any duly constituted court or governmental authority restricting normal operations (each an "Intervening Event").

7.2 Effect of Intervening Events: All time limits imposed by the Agreement will be extended by a period equivalent to the period or delay resulting from an Intervening Event.

7.3 Obligation to Remove Intervening Events: A party relying on the provisions of this Section 8 will take all reasonable steps to eliminate or rectify any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court of governmental authority of to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

7.4 Giving Notice: A party relying on the provisions of this Section 7 shall give notice to the other party forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

7.5 Liabilities . For actions and events not included in the force majeure clauses listed above, the parties understand that Golden Spike is only responsible for liabilities and obligations relating to the Property from the commencement of this Agreement to the termination of Golden Spike’s obligations hereunder. Any liabilities (whether environmental or otherwise) incurred prior to the commencement of this Agreement (including any liabilities for events occurring prior to the commencement of this Agreement but which manifest themselves after such date) shall be the responsibility and liability of BUS.

18

8. NOTICES

8.1 Method: Any notice, demand or other communication (in each case, a "Notice") required or permitted to be given under this Agreement shall be in writing and shall be deemed well and sufficiently given if delivered or if mailed by registered mail (save and except during the period of any interruption in the normal postal service within Canada) or sent by facsimile addressed as follows:

(a) If to Brancote U.S. Inc., addressed as follows:

c/o #3, 1070 Lithium Drive
Thunder Bay, Ontario
P7B 6G3
Facsimile: (807) 623-2335
Attention: President

with a copy to:

Borden Ladner Gervais LLP
Barristers and Solicitors
1000, Canterra Tower
400 - 3 rd Avenue S.W.
Calgary, Alberta
T2P 4H2
Facsimile: (403) 266-1395
Attention: C. Tamiko Ohta

(b) If to Golden Spike, addressed as follows:

Golden Spike Mining
27 Sidewinder Loop
Clancy, MT
59634 USA
Facsimile: (406) 495-8105
Attention: Peter M. Kuhn

with a copy to:

Anfield, Sujir, Kennedy & Durno
Barristers and Solicitors
Box 10068
Pacific Centre
1600 - 609 Granville Street
Vancouver, British Columbia
V7Y 1C3
Facsimile: (604) 669-3877
Attention: Jay Sujir

19

The date of receipt of such Notice shall be the date of delivery thereof if delivered and, if mailed, will be deemed to be given and received on the fifth business day following the day of mailing (except in the event of disruption of the postal service in which event Notice will be deemed to be received only when actually received), and, if given by facsimile, will be deemed to have been given and received on the next business day following the day on which it was sent.

8.2 Amending Addresses: Either party may from time to time notify the other party in writing of a change of address or facsimile number to which a Notice shall be given to it thereafter until further changed.

9. GENERAL

9.1 Option Only : This Agreement is an option only. If this Agreement is terminated, Golden Spike shall not be bound thereafter in debt, damages or otherwise under this Agreement save and except as provided for herein and with respect to obligations arising from termination and with respect to accrued obligations surviving termination. All payments paid by Golden Spike shall be retained by BUS in consideration for entering into this Agreement and for the rights conferred to Golden Spike thereby.

9.2 Entire Agreement: There are no representations and warranties save and except as contained herein and this Agreement and the schedules hereto constitute the entire agreement between the parties hereto and supersedes and replaces any other agreement or arrangement, whether oral or written, express or implied, statutory or otherwise heretofore existing between the parties in respect of the subject matter of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

9.3 No Waiver of Breaches: No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

9.4 Further Assurances: The parties hereto shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the provisions and intent of this Agreement or to record wherever appropriate the respective interests of the parties, from time to time, in the Property.

9.5 Payments: All payments made and all funds expended by Golden Spike pursuant to this Agreement shall be for the account of Golden Spike and Golden Spike shall be entitled to claim all benefits, write-offs and deductions with respect thereto.

9.6 Manner of Payment, Currency: All payments to BUS which Golden Spike may make under this Agreement shall be immediately available in the lawful currency of the United States of America and shall be deemed to have been well and sufficiently made in a timely manner by cheque or draft mailed or delivered to such party at its addresses for notice purposes as provided herein by registered mail on or before the date such payment is to be made.

9.7 Enurement, Successors and Assigns: This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, nominees and assigns. Any assignment of a party’s interest hereunder may be assigned only with the consent of the other party, such consent not to be unreasonably withheld or delayed, and such consent will be conditional upon the assignee agreeing in writing to be bound by the terms of this Agreement.

9.8 Confidentiality of Data: All materials and oral communications received by Golden Spike hereunder shall be kept confidential so long as Golden Spike maintains its Working Rights and Option under this Agreement and for a period of one year thereafter , and no part thereof may, at any time, be published without the prior written consent of BUS, subject to compliance by Golden Spike with applicable law or order of a competent court or tribunal.

20

9.9 Governing Law: This Agreement shall be construed and governed by the laws in force in the State of Nevada, and, except where matters are expressed herein to be subject to arbitration, the courts of such State have exclusive jurisdiction to hear and determine all disputes arising hereunder.

9.10 Severability: If any provision of the Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and substituting and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

9.11 Execution in Counterpart: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. It shall not be necessary that any single counterpart hereof be executed by all parties so long as at least one counterpart is executed by each party.

9.12 Titles and Headings : The titles and headings to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

9.13 Time is of the Essence: Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BRANCOTE U.S. INC. /s/ W.H. Humphries Per: W.H. Humphries, President	GOLDEN SPIKE MINING /s/ Peter M. Kuhn Per: Peter M. Kuhn, President

21

SCHEDULE "A"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 28th DAY OF FEBRUARY,
2003 BETWEEN BRANCOTE U.S. INC. AND GOLDEN SPIKE MINING

DESCRIPTION OF PROPERTY
There are 41 claims, listed as follows:

CORE 3 - CORE 10	694471 - 694478
CX 79 - CX 90	710339 - 710350
CX 92	710352
CX 94	710354
CX 155 - CX 166	710361 - 710372
CX 225	710386
CX 227	710388
CX 229	710390
CX 231	710392
CX 233	710394
CX 235	710396
CX 237	710398

Current Land payments (1)

Bureau of Land Management fees: USD$4,100, due annually on or before September 1st
(payable to the Bureau of Land Management in Reno, Nevada)

County fees: USD$353.50, due annually on or before November 1st
($8,50 per claim and $4/page document fee payable to Nye County, Nevada)

Note:
(1) The parties understand that land payments are subject to periodic increases by the BLM and Nye County, and that Golden Spike shall be responsible for payment of any such increases as well.

22

SCHEDULE "B"
REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 28th DAY OF FEBRUARY,
2003 BETWEEN BRANCOTE U.S. INC. AND GOLDEN SPIKE MINING

CALCULATION AND PAYMENT OF NET SMELTER RETURNS ROYALTY

1. The following words and phrases shall have the following meanings, namely:

(a) "Net Smelter Returns" or "NSR" or "Royalty" with respect to the Property shall mean the gross proceeds in any year from the sale of Product from the mining operation on the Property, less: refining, smelter and treatment charges, including assaying and sampling costs, umpire charges, and penalties, if any; transportation charges, including related storage and insurance costs, in respect of transportation of concentrates or dore metal from the Property to a smelter or refinery; and sales, use, gross receipts, if any, payable with respect to removal, sales or disposition of Product(s) incurred and paid or payable to a third party. For further clarification: (1) each party shall repay its respective share of the net proceeds of mines tax and any federal or state income taxes assessed against such party’s income or revenues resulting from Golden Spike’s production of minerals from the Property; and (2) Golden Spike may not deduct any mining or on-site processing costs in calculating the NSR;

(b) "Ore" shall mean any material containing a mineral or minerals of commercial economic value mined from the Property;

(c) "Owner" shall mean Golden Spike, its successors and assigns; and

(d) "Product" means Ore mined from the Property and any concentrates or other materials or products derived therefrom, provided, however, that if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Property, such Ore, concentrates or other materials or products shall not be considered to be "Product" until after they have been so treated.

Other capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

2. The Owner shall give notice to BUS of the date on which Ore is first mined. It is agreed that pilot plant operations and the mining or milling of Ore in connection therewith shall not be considered commercial production.

3. The amount of Royalty payable to BUS, namely two percent (2%) of Net Smelter Returns, shall be calculated by the Owner each calendar quarter and at the end of such quarter and shall be paid to BUS within thirty (30) days after the end of each calendar quarter. Any adjustments in the payment of Royalty hereunder arising out of an audit referred to in paragraph (9) hereof shall be made and paid at that time.

4. For the purposes of calculating the amount of NSR payable hereunder only, if the Owner sells any Product to one of its subsidiaries or affiliates, and if the sale price of such Product is not negotiated on an arm's length basis, the Owner shall, for the purposes of calculating Net Smelter Returns only and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount which would be sufficient to make such sale price represent a reasonable net sale price for such Product as if negotiated at arm's length and after taking into account all pertinent circumstances (including, without limitation, then current market conditions relating to Ore, concentrates, or other materials or products similar to such Product).

23

5. The Owner shall by notice inform BUS of the amount of such reasonable net sale price and if BUS does not object thereto within 60 days after receipt of such notice, such amount shall be final and binding for the purposes of this paragraph.

6. On or before the last day of each quarter of each year after the date of commencement of Commercial Production, the Owner shall deliver to BUS a statement indicating in reasonable detail, as of the last day of the immediately preceding quarter, the calculation of Net Smelter Returns and the aggregate NSR payable for such quarter.

7. The Owner may remove reasonable quantities of Ore and rock from the Property for the purpose of bulk sampling and of testing, and there shall be no NSR payable to BUS with respect thereto unless revenues are derived therefrom.

8. The Owner agrees to maintain for each mining operation on the Property up to date and complete records relating to the production and sale of Product including accounts, records, statements and returns relating to treatment and smelting arrangements of the Product, and BUS or its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of NSR payments to be made by the Owner to BUS pursuant hereto. BUS shall have the right at its own expense to have such accounts audited by independent auditors once each year.

9. The Owner shall have an audited statement prepared by its auditors for each year with respect to the NSR payable to BUS hereunder, within 140 days of the Owner's fiscal year end, and the Owner shall forthwith deliver a copy of such statement to BUS.

10. All NSR payments shall be considered final and in full satisfaction of all obligations of the Owner making same in respect thereof if such payments or the calculation in respect thereof are not disputed by BUS within 120 days after receipt by BUS of the audited statement referred to in paragraph (9) hereof. Any disputes under this paragraph shall be decided by arbitration as herein provided. Notwithstanding the foregoing, an undisputed calculation or payment shall not be considered final or binding if an incorrect calculation or payment is shown to be the result of fraud committed by any party, including a third party smelter or refinery.

11. Subject to the prior consent of BUS, the Owner shall have the right to commingle with ores from the Property, those ores produced from other properties. In order that BUS may make an reasoned decision in granting its consent to commingle, the Owner shall provide BUS in advance an explanation of its proposed commingling plan, together with engineering and metallurgical reports and studies which assure that the commingling plan will accurately account for and provide payment to BUS of the full amount of royalties to which it is entitled. In the event that BUS grants its consent to commingle, the Owner shall adopt and employ reasonable practices and procedures for weighing, determination of moisture content, sampling and assaying, as well as utilize reasonably accurate recovery factors in order to determine the amounts of products derived from, or attributable to Ore mined and produced from the Property. The Owner shall maintain accurate records of the results of such sampling, weighing and analysis as pertaining to Ore mined and produced from the Property.

12. In the event of a dispute between the parties with respect to the matters contemplated hereunder, that dispute shall be settled by a single arbitrator in accordance with the laws of the State of Nevada and judgment upon the award rendered may be entered into any court having jurisdiction thereof.

24

SCHEDULE "C"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 28th DAY OF FEBRUARY,
2003 BETWEEN BRANCOTE U.S. INC. AND GOLDEN SPIKE MINING

The following is the text of a purported agreement between Brancote U.S. Inc. and Herb Duerr which was dated by the parties on November 28, 1999 and November 30, 1999, respectively. This document is commonly referred to as the "Grubstake Agreement".

Grubstake Agreement
Brancote U.S. Inc/Herb Duerr

Brancote U.S. Inc. (BUS) acknowledges the major contribution of Herb Duerr (HD) in the identification and acquisition of certain mineral claims (Properties/Property) in Nevada, Arizona, Colorado and Arkansas acquired by BUS during the period 1989 through 1998 while he worked as a contractor for BUS. In return for his contribution with respect to the Properties listed on Schedule A BUS grants HD the following consideration:

1.     5% of net profits, following recovery of 100% of its costs incurred since initial acquisition, including a reasonable charge for overheads consistent with industry standards and interest at the United States prime lending rate +2%, received by BUS through its participation in mineral production from a Property.

2.     5% of revenues received by BUS from production royalties based upon gross receipts, net smaller returns or net profit interests held in any Property.

3.     5% of revenues or other consideration received by BUS from pre-production payments, in excess of a cumulative total of $50,000 from any individual Property pursuant to a single agreement, whether paid as all or part of a purchase, lease, rental or option agreement with a third party.

In the event BUS decides to abandon a Property subject to this Agreement, through relinquishment of its interest in all of the mineral claims constituting the Property. It shall advise HD 15 days in advance and make all data related to the Property available to HD to review and copy at a place of his choice and at his sole cost and expense. HD will advise BUS prior to the specified date of abandonment if he wishes to take assignment of the Property for his own account. Failure of HD to so notify BUS will result in abandonment of the Property and termination of any obligations BUS may have to HD with respect to the Property.

The Interests of HD, his successors and assigns in this Agreement, survive termination of his employment or contractual role with BUS.

John Prochnau Brancote U.S. Inc. 28 th November, 1999	Herb Duerr 30 th November, 1999

25

SCHEDULE "A"

[Grubstake agreement]

Mineral claims held by Brancote U.S. Inc. at 30 November, 1999 subject to the Grubstake Agreement between Brancote US Inc. and Herb Duerr.
NEVADA

Claims	BLM Numbers

AS 111, 113	709631, 709633

Bell Flat 1, 3	631962, 631964

BT 71 - 76 95, 97, 99	709637 - 709642 709643, 709644, 709645

Butch 23 - 30, 42, 44	761564 - 761571, 761577, 761579

Car 82 - 84, 130	649196 - 649198, 649242

Cim 21	733607

Core 3 - 10	694471 - 694478

CX 79 - 90	710339 - 710350
92	710352
94	710354
155 - 166	710361 - 710372
225	7103386
227	7103388
229	710390
231	7103392
233	7103394
235	7103396
237	7103398

DD 38, 40, 42 - 46 49 - 53, 47	608567, 608569, 608571 - 608575 608578 - 608582, 731664

Dolly 21 - 24	709624 - 709627

G 23, 24, 27	631450, 631451, 631454

GA 19	631474

Gilman 31 - 34	623866 - 623869

Iowa 20 - 21, 30	605842 - 605843, 605852

High 3 - 6, 11, 13	615788 - 615791, 626015, 626017

HiHo 1 - 20	710721 - 710740

26

Moongold 1, 3, 7, 2, 4, 11	625103, 625105, 625107 730426, 730427, 730433

SA 6, 7, 9, 11, 13, 15 - 27, 29, 35 - 38	709658, 709659, 709661, 709663, 709665, 709667 - 709679, 709681, 709683 - 709686

Shirley 101 - 102, 104	636765 - 656766, 636769

TC 36 - 40, 41 - 43	709646 - 709650, 758619 - 758621

Trust 132 - 137, 151 - 153 157, 212, 232 - 236	682016 - 682021, 682033 - 682035, 682036, 724742, 724745 - 724749

Vudu 1 - 6, 8, 10, 21 - 22, 25 - 26, 35	731719 - 731724, 731726, 731728, 754310 - 754311, 754314 - 754315, 754234

Prosser 1-4 Gus Lisa	438815 - 438818 318950 318951

CS 1 V 1 - 4, 30 - 31	685717 685718 - 685721, 685723 - 685724

ARIZONA

Claims	BLM Numbers

Hank 35, 36	323337, 323338

Hope 1	323333

Red M 40 - 43	323372 - 323375

Ten Grand 94, 96, 99 - 101 115 - 119, 132	323348, 323349, 323350 - 323352 323356 - 323360, 323362

Sol 35, 37 - 38, 40 63, 65	323067, 323069 - 323070, 323072 323090, 323092

27

ARKANSAS

Claims	BLM Numbers

Ace King	12118 12119

COLORADO

Claims	BLM Numbers

GM 4, 8, 11 - 12 15 - 16, 20 - 10	236348, 236352, 236355 - 236356 236359 - 236360, 236364 - 236365

Topi 3 - 5, 13, 15	238424 - 238426, 238434, 238436

Redman 1, 19, 38 51 - 52, 58 - 60	236371, 236375, 236383 236386 - 236387, 236391 - 236393

Cindy 6, 10 - 11, 18	247187, 247191 - 247192, 247199

28

AMENDMENT TO OPTION AGREEMENT - CORCORAN CANYON

THIS AMENDMENT dated the 1st day of August, 2003.

BETWEEN:
BRANCOTE U.S. INC. , a corporation incorporated under the laws of Nevada and having a registered office at One East Liberty, Suite 614, P.O. Box 40817, Reno, Nevada, 89504 USA (hereinafter referred to as " BUS ")

AND:

GOLDEN SPIKE MINING, a company incorporated under the laws of Nevada, and having a head office at 27 Sidewinder Loop, Clancy, MT, 59634 USA (hereinafter referred to as " Golden Spike ")

WHEREAS:

(a)    the parties hereto entered into an option agreement dated February 28, 2003 (defined herein as the "Option Agreement") regarding 41 mining claims located in Nye County, Nevada referred to collectively as the "Corcoran Canyon Property";

(b)    the parties have agreed to amend section 5 of the Option Agreement to reflect recent events related to Golden Spike Mining and its relationship with Senator Minerals Inc.;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

  INTERPRETATION

  1.1  Definitions
Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings ascribed to them in the Option Agreement.

  AMENDMENT

  2.2  The parties hereto declare, confirm, consent and agree that the Option Agreement shall be and is hereby amended as follows:

      (a)  Paragraph 5.1 of the Option Agreement is deleted in its entirety and replaced with the following paragraph:
"5.1   Sale, Lease, Option or Assignment or the Property by the Parties : The parties shall not, during the term of this Agreement, sell, lease, option, assign, or transfer any of their respective working rights, or interests in the Property without prior notice to and consent of the other party, such consent not to be unreasonably withheld. In the event that Golden Spike wishes to assign its right, title and interest in this Agreement to a publicly traded company, BUS may consider the financial, operational and technical experience of the proposed assignee as well as the proposed assignee’s regulatory, legal and litigation history prior to granting its consent to the assignment. Notice to the other party shall be in accordance with Section 8 herein. Notwithstanding the foregoing, no consent is required for:

29

(a)  a party to sell, lease, option, assign or transfer any of their respective working rights, interests or NSR in the Property to an affiliated company (as such term is defined in the Securities Act (Ontario) from time to time) if advance notice is provided to the other Party, unless and until the control of such affiliated entity subsequently changes; or

(b)  the assignment of the NSR by BUS."
  GENERAL

  3.1  It is declared and agreed that except as provided in this Amendment, all covenants, agreements, provisions, stipulations, conditions, powers and matters and things whatsoever contained in the Option Agreement shall continue in all respects in full force and effect.

  3.2  This Amendment shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto.

  3.3  This Amendment shall be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement notwithstanding the foregoing, the date of execution shall be deemed to be so executed from the dated hereof.
IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first above written.

BRANCOTE U.S. INC.              GOLDEN SPIKE MINING

/s/ James Garber                                            /s/ Peter M. Kuhn
     Per:  James Garber, Secretary                                      Per: Peter M. Kuhn, President

30

   Schedule "B"

Schedule "B" to the Assignment Agreement between
Corcoran Canyon Mining Corp. and Golden Spike Mining
dated for reference the 18 th day of February, 2004

(number of pages including this one: 1)

Additional Claims

The list of the 89 additional unpatented mineral claims to be transferred from Golden Spike to Corcoran Canyon have recently been staked by Corcoran Canyon to cover a new target covered by pediment alluvium.

A complete list of the additional 89 unpatented mineral claims will be added once the claims have been registered in the name of Corcoran Canyon.

31

Schedule "C"

Schedule "C" to the Assignment Agreement between
Corcoran Canyon Mining Corp. and Golden Spike Mining
dated for reference the 18 th day of February, 2004
(number of pages including this one: 1)

Property

The following is a list of the initial 41 mineral claims that are being optioned under the Option Agreement.

#	Claim Name	BLM Serial Number	#	Claim Name	BLM Serial Number
1	CORE 3	694 471	22	CX 94	710 354
2	CORE 4	694 472	23	CX 155	710 361
3	CORE 5	694 473	24	CX 156	710 362
4	CORE 6	694 474	25	CX 157	710 363
5	CORE 7	694 475	26	CX 158	710 364
6	CORE 8	694 476	27	CX 159	710 365
7	CORE 9	694 477	28	CX 160	710 366
8	CORE 10	694 478	29	CX 161	710 367
9	CX 79	710 339	30	CX 162	710 368
10	CX 80	710 340	31	CX 163	710 369
11	CX 81	710 341	32	CX 164	710 370
12	CX 82	710 342	33	CX 165	710 371
13	CX 83	710 343	34	CX 166	710 372
14	CX 84	710 344	35	CX 225	710 386
15	CX 85	710 345	36	CX 227	710 388
16	CX 86	710 346	37	CX 229	710 390
17	CX 87	710 347	38	CX 231	710 392
18	CX 88	710 348	39	CX 233	710 394
19	CX 89	710 349	40	CX 235	710 396
20	CX 90	710 350	41	CX 237	710 398
21	CX 92	710 352

32